File No. 70-8557




                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                       AMENDMENT NO. 4 (POST-EFFECTIVE) TO

                        FORM U-1 APPLICATION-DECLARATION

                                    UNDER THE

                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935


                       -----------------------------------

CENTRAL AND SOUTH WEST CORPORATION      SOUTHWESTERN ELECTRIC POWER COMPANY
1616 Woodall Rodgers Freeway                     428 Travis Street
Dallas, Texas 75202                      Shreveport, Louisiana 71156-0001


CENTRAL POWER AND LIGHT COMPANY            WEST TEXAS UTILITIES COMPANY
539 North Carancahua Street                     301 Cypress Street
Corpus Christi, Texas 78401-2802             Abilene, Texas 79601-5820


PUBLIC SERVICE COMPANY OF OKLAHOMA      CENTRAL AND SOUTH WEST SERVICES, INC.
212 East Sixth Street                       1616 Woodall Rodgers Freeway
Tulsa, Oklahoma 74119-1212                     Dallas, Texas  75202


             (Names of companies filing this statement and addresses
                         of principal executive offices)

                       ----------------------------------

                       CENTRAL AND SOUTH WEST CORPORATION

                 (Name of top registered holding company parent)
                        ---------------------------------

                           Wendy G. Hargus, Treasurer
                       Central and South West Corporation
                          1616 Woodall Rodgers Freeway
                               Dallas, Texas 75202

                              Joris M. Hogan, Esq.
                         Milbank, Tweed, Hadley & McCloy
                             1 Chase Manhattan Plaza
                            New York, New York 10005

                   (Names and addresses of agents for service)


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         Central and South West Corporation ("CSW"), a Delaware Corporation and
a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"), and its subsidiary companies Central Power and Light Company ("CPL"), Public Service Company of Oklahoma ("PSO"), Southwestern Electric Power Company ("SWEPCO"), West Texas Utilities Company ("WTU") and Central and South West Services, Inc. ("CSWS"), each referred to as a "Subsidiary" and collectively referred to as the "Subsidiaries", hereby file this Post-Effective Amendment No. 4 to the Form U-1 Application-Declaration in File No. 70-8557 to amend Items 1 and 6. In all other respects, the Application-Declaration as previously filed and as heretofore amended will remain the same. The Subsidiaries together with CSW are referred to herein collectively as the "Applicants". Item 1. Description of Proposed Transaction.
                  Item 1 is hereby amended by deleting the following section (which was previously added by post-effective Amendment
No. 3):
Security For Loans to Subsidiaries
         In view of the restrictions on the amount of unsecured short-term debt that CPL, PSO, SWEPCO and WTU may have outstanding under the terms of their respective charters, it is proposed that all borrowings under the Money Pool will be secured by a subordinated lien on certain assets of the borrowing company.
         Any loan secured as herein described shall be evidenced by a promissory note, which would, in the case of loans from CSW or

                                        2


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any of its Subsidiaries, be substantially in the form filed herewith as Amended
Exhibit 4, and would be upon such terms and conditions as have been previously described in this Application- Declaration, as amended.

                  Item 1 is hereby further amended to include the following information:
              Rule 54 promulgated under the Act states that in determining whether to approve the issue or sale of a security by a registered holding company for purposes other than the acquisition of an EWG or a FUCO, or other transactions by such registered holding company or its subsidiaries other than with respect to EWGs or FUCOs, the Commission shall not consider the effect of the capitalization or earnings of any subsidiary which is an EWG or a FUCO upon the registered holding company system if Rule 53(a), (b) and (c) are satisfied. As set forth below, all applicable conditions set forth in Rule 53(a) are, and, assuming the consummation of the transactions proposed herein, will be, satisfied and none of the conditions set forth in Rule 53(b) exist or will exist as a result of the transactions proposed herein.
              Rule 54 under the Act is satisfied because Rules 53(a), (b) and
(c) are satisfied. As of December 31, 1996, CSW has invested approximately $879 million in EWGs and FUCOs or approximately 45% of CSW's "consolidated retained earnings" as of December 31, 1996, thus satisfying Rule 53(a)(1). CSW maintains in conformity with United States generally accepted accounting

                                       3
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principles and makes available the books and records required by Rule 53(a)(2).
No more than 2% of the employees of CSW's operating subsidiaries will, at any one time, directly or indirectly, render services to an EWG or FUCO in which CSW directly or indirectly owns an interest, satisfying Rule 53(a)(3). And lastly, CSW will submit a copy of Item 9 and Exhibits G and H of CSW's Form U5S to each of the public service commissions having jurisdiction over the retail rates of CSW's operating utility subsidiaries, satisfying Rule 53(a)(4).
              None of the conditions described in Rule 53(b) exist with respect to CSW or any of its subsidiaries, thereby satisfying such rule and making Rule 53(c) inapplicable.

Item 6.  Exhibits and Financial Statements.
                  Item 6 is hereby amended to delete the following exhibits:

                  Amended
                  Exhibit 4 -    Form of note to be executed by borrowing
                                 Subsidiaries to CSW or other
                                 Subsidiaries.

                  Amended
                  Exhibit 7 - Final or "Past Tense" opinion of Milbank, Tweed, Hadley & McCloy, counsel to the Applicants.

                  Amended
                  Exhibit 10 -   Operation of Central and South West
                                 System Money Pool.


                  Item 6 is also hereby amended to file the following exhibits:

                  Exhibit 5 -    Preliminary opinion of Milbank, Tweed,
                                 Hadley & McCloy, counsel to the
                                 Applicants.






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                  Exhibit 6 -    Financial statements as of December 31, 1996
                                 of CSW and Subsidiaries (incorporated by reference to the financial statements filed with CSW's consolidated Annual
                                 Report on Form 10-K for the period ended
                                 December 31, 1996).






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                                S I G N A T U R E
                                - - - - - - - - -


         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned companies have duly caused this document to be signed on their behalf by the undersigned thereunto duly authorized.
         Dated:  March 26, 1997



CENTRAL AND SOUTH WEST CORPORATION           CENTRAL POWER AND LIGHT
                                             COMPANY


By/s/WENDY G. HARGUS                         By/s/WENDY G. HARGUS
     Wendy G. Hargus                           Wendy G. Hargus
     Treasurer                               Treasurer


PUBLIC SERVICE COMPANY OF OKLAHOMA          SOUTHWESTERN ELECTRIC POWER
                                            COMPANY


By/s/WENDY G. HARAGUS                       By/s/WENDY G. HARGUS
     Wendy G. Hargus                             Wendy G. Hargus
     Treasurer                                   Treasurer



WEST TEXAS UTILITIES COMPANY                CENTRAL AND SOUTH WEST
                                            SERVICES, INC.


By/s/WENDY G. HARGUS                        By/s/WENDY G. HARGUS
     Wendy G. Hargus                             Wendy G. Hargus
     Treasurer                                   Treasurer





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                                INDEX OF EXHIBITS


EXHIBIT                                                     TRANSMISSION
NUMBER                            EXHIBIT                      METHOD
-------                           -------                   ------------

5                   Preliminary opinion of Milbank,         Electronic
                    Tweed, Hadley & McCloy, counsel to
                    the Applicants.



6                   Financial statements as of December          ---
                    31, 1996 of CSW and Subsidiaries
                    (incorporated by reference).